EXHIBIT 99.2

                      McMoRan Exploration Co. Prices

$115 Million of 5¼% Convertible Senior Notes due 2011

NEW ORLEANS, LA, October 1, 2004 – McMoRan Exploration Co. (NYSE: MMR) announced today it has priced a private offering of $115 million of convertible senior notes due October 2011.  The initial purchasers have also been granted a 30-day option to purchase up to an additional $25 million of the notes.

The notes will bear interest at 5¼ percent per year and be convertible into shares of McMoRan common stock at $16.575 per share, representing a 30 percent premium over the price at which McMoRan is selling its common stock in a public offering.  This note offering will generate net proceeds of approximately $110 million, a portion of which will be used to purchase U.S. government securities to be held in escrow to pay interest on the bonds for the first six semi-annual interest payments on the notes (three years).  McMoRan intends to use the remaining net proceeds for drilling its near-term oil and gas prospects, for continuing its efforts to develop the Main Pass Energy HubTM project, and for working capital requirements and general corporate purposes.  The closing date for the offering is scheduled for October 6, 2004.

The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.  The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction.  Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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